Exhibit 99.1

NANCY HUTSON APPOINTED TO BIOCRYST’S BOARD OF DIRECTORS

Research Triangle Park, North Carolina – January 19, 2012 – BioCryst Pharmaceuticals, Inc., (NASDAQ:BCRX) today announced that Nancy J. Hutson, Ph.D. was elected to the Company’s Board of Directors, effective Friday, January 20, 2012.

“We are excited to bring Nancy onboard and welcome her to the BioCryst team. The organization will benefit from her vast experience in basic research and early development as well as her general knowledge of the pharmaceutical industry. We look forward to her many contributions,” said Zola P. Horovitz, Ph.D., Chairman of the Board of BioCryst.

Dr. Hutson brings over 30 years of experience as a seasoned professional and leader within the pharmaceutical industry. She retired from Pfizer, Inc. in 2006 after spending 25 years in several research and leadership positions, most recently serving as Senior Vice President of Global Research & Development (R&D) as well as Director of Pfizer’s pharmaceutical R&D site, Groton/New London Laboratories. Dr. Hutson received a Bachelor of Arts degree from Illinois Wesleyan University and a Ph.D. in physiology from Vanderbilt University.

Dr. Hutson currently serves on the board of directors for Cubist Pharmaceuticals, Inc. and Endo Pharmaceuticals Holdings, Inc. In addition, she is an active member on the board of directors for Planned Parenthood of Connecticut. Dr. Hutson is also involved in several professional societies, including but not limited to, the American Association for the Advancement of Science and the American Physiological Society.

About BioCryst Pharmaceuticals

BioCryst Pharmaceuticals designs, optimizes and develops novel small-molecule pharmaceuticals that block key enzymes involved in infectious diseases, inflammatory diseases and cancer. BioCryst currently has three novel late-stage compounds in development: peramivir, a neuraminidase inhibitor for the treatment of influenza, BCX4208, a purine nucleoside phosphorylase (PNP) inhibitor for the treatment of gout, and forodesine, an orally-available PNP inhibitor for cancer, which is being developed by Mundipharma under a global license agreement. Utilizing crystallography and structure-based drug design, BioCryst continues to discover additional compounds and to progress others through pre-clinical and early development to address the unmet medical needs of patients and physicians. For more information, please visit the Company’s website at www.BioCryst.com.

This press release contains forward-looking statements, including statements regarding future results and achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Please refer to the documents BioCryst files periodically with the SEC and located at http://investor.shareholder.com/biocryst/sec.cfm.

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CONTACT:	Robert Bennett, BioCryst Pharmaceuticals, +1-919-859-7910 (investors)
Catherine Collier Kyroulis, WCG, +1-212-301-7174 (media)